Exhibit (j)(1)

4601 DTC BOULEVARD • SUITE 700

DENVER, COLORADO 80237

TELEPHONE: (303) 753-1959

FAX: (303) 753-0338

www.spicerjeffries.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We hereby consent to incorporation by reference in the Prospectus and the Statement of Additional Information of each of the funds indicated in the table below (collectively, the “Funds”) of our report dated November 22, 2021 relating to our audits of the statements of assets and liabilities, including the schedule of investments as of September 30, 2021, the related statements of operations, changes in net assets and financial highlights for each of the periods indicated in the table below, and the related notes and schedules (collectively referred to as the financial statements), and to the reference to our Firm as the Fund’s “independent registered public accounting firm.”

Fund	Statement of Operations	Changes in Net Assets and Financial Highlights
Merlyn.AI Bull-Rider Bear-Fighter ETF	Year ended September 30, 2021	Year ended September 30, 2021 and period from commencement of operations (October 17, 2019) through September 30, 2020
Merlyn.AI Tactical Growth and Income ETF	Year ended September 30, 2021	Year ended September 30, 2021 and period from commencement of operations (February 25, 2020) through September 30, 2020
Merlyn.AI SectorSurfer Momentum ETF	Period from commencement of operations (December 30, 2020) through September 30, 2021	Period from commencement of operations (December 30, 2020) through September 30, 2021
Merlyn.AI Best-of-Breed Core Momentum ETF	Period from commencement of operations (January 13, 2021) through September 30, 2021	Period from commencement of operations (January 13, 2021) through September 30, 2021

Denver, Colorado

January 28, 2022